EXHIBIT 99.1

ADTRAN, INC. ANNOUNCES PRELIMINARY THIRD QUARTER 2019 REVENUE AND EARNINGS ESTIMATES

October 9, 2019

HUNTSVILLE, ALABAMA - ADTRAN, Inc. (NASDAQ: ADTN) (“ADTRAN” or the “Company”) announced today preliminary estimates of certain financial results for the third quarter ended September 30, 2019. Based upon preliminary information, revenue for the quarter is expected to be approximately $114 million. Earnings per share for the quarter, assuming dilution, is expected to be a loss of approximately $0.96. Non-GAAP earnings per share for the quarter, assuming dilution, is expected to be a loss of approximately $0.06. Earnings per share is expected to be affected by a one-time, non-cash, valuation allowance of approximately $37 million, that will be recorded to income tax expense in the Company’s consolidated income statement to reduce the carrying value of the Company’s deferred tax assets.

ADTRAN Chief Executive Officer Tom Stanton stated, “Our revenue this quarter has been significantly impacted by a pause in shipments to a Tier 1 customer in Latin America and the continued slowdown in the spending at an international Tier 1 customer. With the exception of these two large customers, revenues generated from the rest of our business grew 20% over the previous quarter. Although we expect our Latin American customer sales to rebound, our current visibility regarding timing is limited. For the international Tier 1 customer, we expect that sales should resume with the new capital cycle in 2020.”

Our current expectation for revenue for the fourth quarter of 2019, is that it will be flat to slightly down from the third quarter. Additionally, we plan for our non-GAAP operating expenses during the fourth quarter to be approximately 10% below our second quarter non-GAAP expense rate.

In connection with our confirmation at the end of the third quarter of the extent of the decline in revenue during the quarter (which fell below our expectations) and management’s current expectations for revenue in the fourth quarter of 2019, we are establishing a valuation allowance against our deferred tax assets. The deferred tax assets represent timing differences in the recognition of certain tax benefits for accounting and income tax purposes, including the expected value of future tax savings that will be available to offset future taxable income through the Company’s net operating loss carryforwards. In future periods, the Company may be able to reduce some or all of the valuation allowance upon a determination that it will be able to realize such tax savings, thereby reducing its future tax liability and recognizing an income tax benefit within the consolidated income statement.

Non-GAAP earnings per share excludes the effect of the valuation allowance, restructuring expenses, stock-based compensation expenses, asset impairments, amortization of losses related to the Company’s pension plan, and acquisition-related expenses, amortizations and adjustments.

The Company confirmed that it will hold a conference call to discuss its third quarter results Thursday, October 31, 2019, at 9:30 a.m. Central Time. ADTRAN will webcast this conference call. To listen, simply visit the Investor Relations site at www.investors.adtran.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call, as well as the text of the Company's earnings release, will be available on the Investor Relations site approximately 24 hours following the call and will remain available for at least 12 months. For more information, visit www.investors.adtran.com or via email at investor.relations@adtran.com.

At ADTRAN, we believe amazing things happen when people connect. From the cloud edge to the subscriber edge, we help communications service providers around the world manage and scale services that connect people, places and things to advance human progress. Whether rural or urban, domestic or international, telco or cable, enterprise or residential—ADTRAN solutions optimize existing technology infrastructures and create new, multi-gigabit platforms that leverage cloud economics, data analytics, machine learning and open ecosystems—the future of global networking. Find more at ADTRAN, LinkedIn and Twitter.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the degree to which sales to the Latin American Tier 1 customer and international Tier 1 customer rebound and the timing thereof, whether we will be able to reduce some or all of the valuation allowance against our deferred tax assets in future periods, the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K and Form 10-K/A for the year ended December 31, 2018 and our quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2019. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

Additionally, the financial measures presented herein are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter end adjustments. Any variation between the Company’s actual results and the preliminary financial information set forth herein may be material.

To provide additional transparency, we have disclosed estimated non-GAAP net income (loss) and earnings (loss) per share - diluted, which has been reconciled to estimated net income (loss) and earnings (loss) per share - diluted as reported based on Generally Accepted Accounting Principles in the United States (U.S. GAAP). This non-GAAP measure excludes certain items which management believes are not reflective of the ongoing operating performance of the business. We believe this information is useful in providing period-to-period comparisons of the results of our ongoing operations. Additionally, this measure is used by management in our ongoing planning and annual budgeting processes. The presentation of non-GAAP net income (loss) and non-GAAP earnings (loss) per share- diluted, when combined with the U.S. GAAP presentation of net income (loss) and earnings (loss) per share- diluted is beneficial to the overall understanding of the ongoing operating performance of the Company.

This measure is not in accordance with, or an alternative for, U.S. GAAP and therefore should not be considered in isolation or as a substitution for analysis of our results as reported under U.S. GAAP. Our calculation of non-GAAP net income (loss) and non-GAAP earnings (loss) per share - diluted may not be comparable to similar measures calculated by other companies.

Supplemental Information

Reconciliation of Net Income (Loss) and Earnings (Loss) per Common Share – Basic and Diluted to Non-GAAP

Net Income (Loss) and Non-GAAP Earnings (Loss) per Common Share – Basic and Diluted

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Income (Loss)	$(46,027)	$7,589	$(41,262)	$(10,895)
Acquisition related expenses, amortizations and adjustments	1,343	926	4,346	2,651
Stock-based compensation expense	1,871	1,640	5,184	5,243
Restructuring expenses	1,195	261	4,658	7,236
Pension expense(1)	198	61	600	187
Asset impairment	3,872	—	3,872	—
Valuation allowance	37,055	—	37,055	—
Gain on contingency	—	—	(1,230)	—
Settlement income	—	—	(746)	—
Gain on bargain purchase of a business	—	—	—	(11,322)
Tax effect of adjustments to net income (loss)	(2,228)	(624)	(4,466)	(3,657)
Non-GAAP Net Income (Loss)	$(2,721)	$9,853	$8,011	$(10,557)

Weighted average shares outstanding – basic	47,824	47,810	47,803	47,927
Weighted average shares outstanding – diluted	47,824	47,834	47,803	47,927

Earnings (loss) per common share - basic	$(0.96)	$0.16	$(0.86)	$(0.23)
Earnings (loss) per common share - diluted	$(0.96)	$0.16	$(0.86)	$(0.23)

Non-GAAP earnings (loss) per common share - basic	$(0.06)	$0.21	$0.17	$(0.22)
Non-GAAP earnings (loss) per common share - diluted	$(0.06)	$0.21	$0.17	$(0.22)

(1) Includes amortization of actuarial losses related to the Company's pension plan for employees in certain foreign countries.